_____________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

__________________________________

HSBC USA INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-7436

Maryland	13-2764867
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
452 Fifth Avenue New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (716) 841-2424

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

HSBC USA Inc. (“HSBC USA” and, together with its subsidiaries, the “Registrant”) has previously disclosed its intention to purchase the General Motors (“GM”) MasterCard receivables portfolio, the AFL-CIO Union Plus (“UP”) MasterCard/Visa portfolio and certain auto finance receivables from its affiliate, HSBC Finance Corporation (together with its subsidiaries, “HSBC Finance”). In January 2009, the Registrant received regulatory approval to purchase these portfolios. In accordance with such approvals, the following transactions occurred on the dates indicated:

GM Portfolio and UP Portfolio. On January 8, 2009, the Registrant purchased the GM receivables portfolio, and the ownership interest in the depositor with respect to a related securitization trust, from HSBC Finance for aggregate consideration of approximately $6,156 million, which included the assumption of approximately $2,700 million of indebtedness. The GM receivables portfolio purchased consisted of receivables with an aggregate balance of approximately $6,292 million. On January 9, 2009, the Registrant purchased the UP receivables portfolio, and the ownership interest in the depositor with respect to a related securitization trust, from HSBC Finance for aggregate consideration of approximately $5,962 million, which included the assumption of approximately $3,378 million of indebtedness. The UP receivables portfolio purchased consisted of receivables with an aggregate balance of approximately $6,089 million.

The consideration for each purchase was determined on the basis of an independent valuation opinion. HSBC Finance retained the customer account relationships and will sell additional receivable originations generated under existing and future GM and UP accounts to the Registrant on a daily basis at fair market value. HSBC Finance will service the GM and UP receivables for the Registrant for a fee.

In future periods, the Registrant’s net interest income and fee income will increase. These increases will be reduced by costs associated with provisions for credit losses and servicing fees paid to HSBC Finance for the ongoing servicing of the portfolios and the amortization of any premium resulting from the initial purchase and continuing purchases of receivables.

Auto Finance Receivables. On January 9, 2009, the Registrant purchased auto finance receivables with an aggregate balance of approximately $2,998 million from HSBC Finance for an aggregate purchase price of approximately $2,758 million. The purchase price was determined on the basis of an independent valuation opinion. HSBC Finance will service the auto finance receivables purchased for the Registrant for a fee. In future periods, the Registrant’s net interest income and fee income will increase and be partially offset by costs associated with provisions for credit losses and servicing fees paid to HSBC Finance for the ongoing servicing of the portfolio.

Capital Commitments. In connection with the initial transfer of GM and UP receivables and the transfer of auto finance receivables described above, HSBC USA received capital contributions from its immediate parent, HSBC North America Inc., in an aggregate amount of approximately $1,704 million. This amount was subsequently contributed to HSBC USA’s subsidiary, HSBC Bank USA, N.A. (“HSBC Bank USA”), or HSBC Bank USA’s subsidiaries, to provide capital support for the receivables purchased. As part of the regulatory approvals with respect to these transfers, HSBC USA and HSBC USA’s ultimate parent, HSBC Holdings plc (“HSBC Holdings”), committed that HSBC Bank USA will maintain a Tier 1 risk-based capital ratio of at least 7.62 percent, a total capital ratio of at least 11.55 percent and a Tier 1 leverage ratio of at least 6.45 percent for one year following the date of transfer. In addition, HSBC USA and HSBC Holdings made certain additional capital commitments to ensure that HSBC Bank USA holds sufficient capital with respect to transferred receivables that are or become “low-quality assets,” as defined by the Federal Reserve Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC USA INC.
By:	/s/ Mick Forde Mick Forde Senior Vice President, Deputy General Counsel – Corporate and Assistant Secretary

Dated: January 13, 2009

3